Exhibit 4.31

FIRST AMENDMENT TO SHARE PURCHASE AGREEMENT

This FIRST AMENDMENT TO SHARE PURCHASE AGREEMENT (this “Amendment”), dated and effective as of November 12, 2023, is entered into by and among XPeng Inc., an exempted company with limited liability incorporated under the Laws of the Cayman Islands (the “Purchaser”), DiDi Global Inc., an exempted company with limited liability incorporated under the Laws of the Cayman Islands (the “Seller”) and Da Vinci Auto Co. Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands and a wholly owned subsidiary of the Seller (together with the Purchaser and the Seller, the “Parties”).

WHEREAS, the Parties entered into a Share Purchase Agreement, dated as of August 27, 2023 (the “Share Purchase Agreement”), pursuant to which, among other things, the Seller shall undertake a series of restructuring and reorganization steps, prior to the Initial Closing and as described in the Reorganization Plan on Exhibit A to the Share Purchase Agreement, as updated from time to time, and such other steps may be mutually agreed in writing among the Parties in connection with the transactions contemplated by the Share Purchase Agreement; and

WHEREAS, Section 14.15 of the Share Purchase Agreement provides that the Share Purchase Agreement may be amended, modified or supplemented only by a written instrument duly executed by the Parties, and the Parties wish to enter into this Amendment to amend the Reorganization Plan pursuant to Section 14.15 of the Share Purchase Agreement, in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above and the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Share Purchase Agreement or, in the case of any capitalized terms not defined in the Share Purchase Agreement, the Reorganization Plan.

2. Amendments to the Reorganization Plan. Exhibit A (Reorganization Plan) of the Share Purchase Agreement shall be amended in the manner set out in Schedule 1 hereto.

3. Amendments to Determination of Closing Target Company Cash and Post-Closing Adjustment.

3.1. The definition of “Benchmark Cash Amount” set forth in Article I (Definitions and Interpretation) of the Share Purchase Agreement shall be deleted in its entirety and replaced with following:

“Benchmark Cash Amount” means RMB675,000,000, subject to the adjustment set forth in Section 2.08(f);

3.2. Section 2.08(b) of the Share Purchase Agreement is hereby deleted in its entirety and replaced with the following:

The “Post-Closing Adjustment” shall be an amount equal to (A) the Closing Target Company Cash minus the Benchmark Cash Amount; minus (B) the Tranche 1 Released Excluded Contract Amount, subject to the adjustments that the Parties may otherwise agree in writing. If the Post-Closing Adjustment is a positive number, the Seller shall pay to the Purchaser an amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, the Purchaser shall pay to the Seller an amount equal to the absolute value of the Post-Closing Adjustment.

3.3. Section 2.08(e) of the Share Purchase Agreement is hereby deleted in its entirety and replaced with the following:

Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall (i) be due (x) within ten (10) Business Days of acceptance of the applicable Closing Statement or (y) if the amount of the Post-Closing Adjustment is in dispute, then within ten (10) Business Days of the resolution described in clause (c) or (d) above as applicable; and (ii) be paid by wire transfer of immediately available funds to such account as is directed by the Purchaser or the Seller, as the case may be.

3.4. The text set out in Schedule 2 attached hereto shall be added to the Share Purchase Agreement as a new Section 2.08(f), a new Section 2.08(g) and a new Section 2.08(h).

4. Amendments to Certain Closing Conditions. The Parties hereby acknowledge and agree that the effective period of the Technology Service Agreement may expire before the SOP Closing Date or any Earn-Out Closing Date. In furtherance thereof, the Parties hereby agree that:

4.1. Section 10.03(a)(i) of the Share Purchase Agreement is hereby deleted in its entirety and replaced with the following:

(A) Each of the Ancillary Agreements shall have been entered into on or prior to the SOP Closing Date; (B) each of the Ancillary Agreements shall continue to be valid and in full force and effect as of the SOP Closing Date; and (C) each of the Ancillary Agreements shall not have been terminated prior to the SOP Closing Date, except that neither the expiration of the effective period of the Technology Service Agreement (as amended from time to time) in accordance with its terms nor the cessation of the effectiveness of the Technology Service Agreement (as amended from time to time) due to the Purchaser’s material breach thereof shall prevent the condition under this Section 10.03(a)(i) from being fulfilled.

4.2. Section 10.04(a)(i) of the Share Purchase Agreement is hereby deleted in its entirety and replaced with the following:

(A) Each of the Ancillary Agreements shall have been entered into on or prior to the respective Earn-Out Closing Date; (B) each of the Ancillary Agreements shall continue to be valid and in full force and effect as of the respective Earn-Out Closing Date; and (C) each of the Ancillary Agreements shall not have been terminated prior to the respective Earn-Out Closing Date, except that neither the expiration of the effective period of the Technology Service Agreement (as amended from time to time) in accordance with its terms nor the cessation of the effectiveness of the Technology Service Agreement (as amended from time to time) due to the Purchaser’s material breach thereof, shall prevent the condition under this Section 10.04(a)(i) from being fulfilled.

5. Amendment re: Non-Compliant Designs.

5.1. Section 13.04 of the Share Purchase Agreement is hereby deleted in its entirety and replaced with the following:

Non-Compliant Designs. If the designs delivered by the Seller to the Purchaser pursuant to this Agreement, as amended from time to time, at the Initial Closing were at the time of such delivery in violation of the applicable Laws of the PRC or not in compliance with the compulsory national standards of the PRC in effect as of August 30, 2023 (collectively, the “Non-Compliant Designs”), then any direct costs incurred by the Purchaser to rectify such Non-Compliant Designs (the “Non-Compliant Design Liabilities”) shall constitute an Indemnified Liability as defined under this Agreement, provided that notwithstanding anything to the contrary in this Agreement, the limitations of the Seller’s liabilities under Section 13.03(b) shall not apply to the Non-Compliant Design Liabilities.

6. Full Force and Effect. Each Party confirms that this Amendment is intended to be a part of, and will serve as a valid, written amendment to, the Share Purchase Agreement. Except as otherwise set forth in this Amendment, this Amendment shall not, by implication or otherwise, alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Share Purchase Agreement, which shall continue in full force and effect, and this Amendment will not operate as an extension or waiver by the parties to the Share Purchase Agreement of any condition, covenant, obligation, right, power or privilege under the Share Purchase Agreement.

7. Construction. This Amendment shall be governed by all provisions of the Share Purchase Agreement, as amended by this Amendment, unless context requires otherwise, including all provisions concerning construction, enforcement and governing law. For the avoidance of doubt, the following provisions of the Share Purchase Agreement are hereby incorporated by reference into this Amendment, mutatis mutandis (except that references therein to the Share Purchase Agreement shall be deemed to be references to this Amendment, unless context clearly dictates otherwise): Section 1.01 (Definitions), Section 14.03 (Governing Law), Section 14.04 (Dispute Resolution), Section 14.06 (Severability), Section 14.11 (Construction), Section 14.14 (Specific Performance), and Section 14.15 (Amendment; Waiver).

8. Entire Agreement. This Amendment and the Share Purchase Agreement constitute the entire agreement among the Parties on the subject matter contained herein. In the event of a conflict between the terms of the Share Purchase Agreement and this Amendment, the terms of this Amendment shall prevail solely as to the subject matter contained herein.

IN WITNESS WHEREOF, the parties hereto have caused their respective signature page to this Amendment to be duly executed as of the date first written above.

XPeng Inc.

By:	/s/ Xiaopeng He
Name:
Title:

[Signature Page to First Amendment to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused their respective signature page to this Amendment to be duly executed as of the date first written above.

DiDi Global Inc.

By:	/s/ CHENG Wei
Name:
Title:

[Signature Page to First Amendment to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused their respective signature page to this Amendment to be duly executed as of the date first written above.

Da Vinci Auto Co. Limited

By:	/s/ CHENG Wei
Name:
Title:

[Signature Page to First Amendment to Share Purchase Agreement]